Exhibit 99.1

News Release

Contact:    Investors: Cameron Hopewell - Managing Director, Investor Relations - (615) 263-3024

   Financial Media: David Gutierrez, Dresner Corporate Services - (312) 780-7204

CORECIVIC REPORTS SECOND QUARTER 2018 FINANCIAL RESULTS

INCREASES 2018 FULL YEAR FINANCIAL GUIDANCE

NASHVILLE, Tenn. – August 8, 2018 – CoreCivic, Inc. (NYSE: CXW) (the Company) announced today its financial results for the second quarter of 2018.

Second Quarter 2018 Highlights

•	Total revenue of $449.9 million

•	Net income of $39.2 million, Adjusted Net Income of $42.6 million

•	CoreCivic Community revenue of $24.7 million, up 41% from the prior year quarter

•	CoreCivic Properties revenue of $12.0 million, up 20% from the prior year quarter

•	Diluted EPS of $0.33, Adjusted EPS per diluted share of $0.36

•	Normalized FFO per diluted share of $0.57

•	Adjusted EBITDA of $97.5 million

“Following a strong second quarter, we see many opportunities to deliver solutions for new and prospective government partners throughout the remainder of the year. The need for our services continues to be evident with the commencement of five new state contracts in the last 12 months and recent contract awards that are expected to increase the number of individuals in our care over the balance of 2018,” said Damon T. Hininger, CoreCivic’s President and Chief Executive Officer. “Our facilities operating under contracts entered into in 2017 with the states of Ohio and Kentucky reached normalized occupancy levels in the second quarter and we anticipate additional increases in occupancy due to recent federal and state contract awards. These developments counterbalance year-over-year declines in occupancy from our CoreCivic Safety contracts with the Federal Bureau of Prisons and the state of California. As indicated in our updated full year 2018 financial guidance, these recent developments have increased our outlook for earnings growth, while also further diversifying our sources of revenue, which we believe will lead to growth in per share results in 2019.”

Second Quarter 2018 Results

Net income generated in the second quarter of 2018 totaled $39.2 million, or $0.33 per diluted share, compared with $45.5 million, or $0.38 per diluted share, in the second quarter of 2017. Adjusted for special items, net income in the second quarter of 2018 was $42.6 million, or $0.36 per diluted share (Adjusted Diluted EPS), compared with adjusted net income in the second quarter of 2017 of $45.8 million, or $0.39 per diluted share. Special items in the second quarter of 2018 included expenses associated with debt refinancing transactions of $1.0 million, mergers and acquisitions (M&A) of $0.8 million and asset impairments of $1.6 million, while special items in the second quarter of 2017 included M&A expenses of $0.3 million.

10 Burton Hills Boulevard, Nashville, Tennessee 37215, Phone: 615-263-3000

Second Quarter 2018 Financial Results

Funds From Operations (FFO) was $65.7 million, or $0.55 per diluted share, in the second quarter of 2018, compared with $69.4 million, or $0.59 per diluted share, in the second quarter of 2017. Normalized FFO, which excludes the aforementioned special items, was $67.5 million, or $0.57 per diluted share, in the second quarter of 2018, compared with $69.7 million, or $0.59 per diluted share, in the second quarter of 2017.

Per share results in the second quarter of 2018 compared with the second quarter of 2017 were negatively impacted primarily by (i) approximately $0.02 per share as a result of the previously disclosed and expected continued decline in populations from the state of California in two facilities we own and operated outside the state of California, (ii) $0.01 per share as a result of start-up expenses at our Lee Adjustment Center that we were activating in the second quarter of 2018 pursuant to a new contract with the Kentucky Department of Corrections, and (iii) an increase in interest expense of approximately $0.02 per share as a result of the repayment of floating rate, short-term borrowings under our revolving credit facility with net proceeds from the issuance in October 2017 of $250.0 million of ten-year unsecured senior notes at a fixed interest rate of 4.75%, combined with higher interest rates and a higher average debt balance. Financial results in the second quarter of 2018 were positively impacted primarily by increased utilization of existing contracts by the U.S. Marshals Service (USMS), contributions from recent acquisitions, and contributions from new state contracts.

EBITDA was $99.6 million in the second quarter of 2018, compared with $102.5 million in the second quarter of 2017. Adjusted EBITDA was $97.5 million in the second quarter of 2018, compared with $97.0 million in the second quarter of 2017. Adjusted EBITDA excludes the aforementioned special items, and includes the portion of rental payments for the South Texas Family Residential Center (STFRC) that is classified as depreciation and interest expense in our consolidated financial statements.

Adjusted net income, EBITDA, Adjusted EBITDA, FFO, and Normalized FFO and their corresponding per share amounts, are measures calculated and presented on the basis of methodologies other than in accordance with generally accepted accounting principles (GAAP). Please refer to the Supplemental Financial Information and related note following the financial statements herein for further discussion and reconciliations of these measures to GAAP measures.

CoreCivic Safety

Total revenue for CoreCivic Safety in the second quarter of 2018 was $413.2 million compared with $408.8 million in the second quarter of 2017. The increase in revenue compared with the prior year quarter principally resulted from the following events:

•	$10.1 million of additional revenue compared to the prior year quarter under existing contracts with the USMS.

Second Quarter 2018 Financial Results

•	$9.2 million of additional revenue compared with the prior year quarter under new contracts with the states of Kentucky, Nevada, Ohio and Wyoming.

Partially offsetting these increases in revenue were the following previously disclosed events:

•

Expiration of four managed-only contracts with the state of Texas in the second and third quarters of 2017. While these facilities collectively generated $11.7 million of total revenue in the second quarter of 2017, they only contributed $0.2 million of operating income before depreciation and amortization and asset impairments during such period.

•

Continued reduction of inmate populations from the state of California at our two correctional facilities that housed their populations during the second quarter of 2018, which resulted in a reduction to revenue of $5.7 million.

CoreCivic Community

Total revenue for CoreCivic Community in the second quarter of 2018 was $24.7 million compared with $17.6 million in the second quarter of 2017. The increase in revenue compared with the prior year quarter principally resulted from the following previously disclosed events:

•

$3.2 million of additional revenue compared with the prior year quarter as a result of the acquisition of five additional residential reentry facilities, representing an aggregate of 714 additional beds, since the beginning of the second quarter 2017.

•

$4.1 million of additional revenue compared with the prior year quarter generated from non-residential electronic monitoring and case management services, resulting from the January 2018 acquisition of Rocky Mountain Offender Management Systems, LLC.

CoreCivic Properties

Total revenue for CoreCivic Properties in the second quarter of 2018 was $12.0 million compared with $10.0 million in the second quarter of 2017. The increase in revenue compared with the prior year quarter principally resulted from the previously disclosed acquisition of the 261,000-square foot Capital Commerce Center in Tallahassee, Florida in January 2018.

Business Development Update

New Contract with the Federal Government at the Tallahatchie County Correctional Facility. On June 14, 2018, we entered into a new contract under an Intergovernmental Agreement between the Tallahatchie County Correctional Authority, Tutwiler, Mississippi and the USMS at our 2,672-bed Tallahatchie County Correctional Facility. The USMS currently expects to house up to 1,350 offenders under the new contract and may house additional populations at the facility, subject to availability. The new contract, which also authorizes U.S. Immigration and Customs Enforcement (ICE) and the Federal Bureau of Prisons (BOP) to utilize the facility, commenced on June 14, 2018, and has an initial term expiring June 30, 2020, with unlimited two-year extension options thereafter upon mutual agreement.

Second Quarter 2018 Financial Results

New Contract with the Federal Government at the La Palma Correctional Center. On July 24, 2018, the Federal Government entered into a new agreement to utilize our 3,060-bed La Palma Correctional Center in Eloy, Arizona. More specifically, the city of Eloy has agreed to modify an existing Intergovernmental Agreement with ICE to add the La Palma facility as a place of performance. ICE currently expects to house up to 1,000 adult detainees at the La Palma facility under the new agreement and may house additional adult populations at the facility, subject to availability. The new contract commenced on July 24, 2018, and has an indefinite term, subject to termination by either party with 90 days’ written notice.

Acquisition of 12 Properties Leased to the Federal Government. On July 17, 2018, we completed the acquisition of a portfolio of 12 properties 100% leased to the General Services Administration (GSA) on behalf of the Social Security Administration, the Department of Homeland Security and ICE, representing a total of 106,881 square feet. The aggregate purchase price was $12.0 million, excluding transaction-related expenses. As part of the portfolio acquisition, CoreCivic may market up to three of the properties for sale, as we anticipate the current leases may not be renewed by the GSA upon expiration. This determination was made during the pre-acquisition diligence process and was reflected in the purchase price of the portfolio. Net of the contemplated dispositions, the acquisition represents a weighted averaged underwritten capitalization rate of approximately 10.0%.

Closed on the Private Placement of $159.5 Million in Non-Recourse Senior Secured 20 Year Notes with a Yield to Maturity of 4.43%. On June 1, 2018, CoreCivic of Kansas, LLC, a wholly-owned subsidiary of the Company, closed on the issuance of $159.5 million in aggregate principal amount of non-recourse senior secured notes, in a private placement pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended. We will use the proceeds of the private placement to fund the previously disclosed construction of a new 2,432-bed correctional facility with administrative and support buildings located in Lansing, Kansas, along with costs and expenses of the project. The non-recourse senior secured notes have a yield to maturity of 4.43% and are scheduled to mature approximately twenty years following completion of the project, expected to occur during the first quarter of 2020. Upon completion of construction, which is currently on budget and on schedule, we will lease the new correctional facility to the Kansas Department of Corrections for a twenty-year term.

Second Quarter 2018 Financial Results

2018 Financial Guidance

Based on current business conditions we are providing the following financial guidance for the third quarter 2018 and the following updated full year 2018:

	Third Quarter 2018	Full Year 2018
		Prior Guidance	Current Guidance
➣ Diluted EPS	$0.37 to $0.39	$1.40 to $1.46	$1.43 to $1.47
➣ Adjusted EPS per diluted share	$0.37 to $0.39	$1.42 to $1.48	$1.47 to $1.51
➣ FFO per diluted share	$0.57 to $0.59	$2.22 to $2.28	$2.26 to $2.30
➣ Normalized FFO per diluted share	$0.57 to $0.59	$2.24 to $2.30	$2.29 to $2.33

During 2018, we expect to invest approximately $126.5 million to $136.0 million in capital expenditures, consisting of approximately $64.5 million to $69.0 million in prison construction and expenditures related to potential land acquisitions, including primarily capital expenditures associated with the construction project in Lansing, Kansas; approximately $28.5 million in maintenance capital expenditures on real estate assets; and approximately $33.5 million to $38.5 million for capital expenditures on other assets and information technology. These estimates exclude M&A activity.

Supplemental Financial Information and Investor Presentations

We have made available on our website supplemental financial information and other data for the second quarter of 2018. Interested parties may access this information through our website at http://ir.corecivic.com/ under “Financial Information” of the Investors section. We do not undertake any obligation, and disclaim any duties to update any of the information disclosed in this report.

Management may meet with investors from time to time during the third quarter of 2018. Written materials used in the investor presentations will also be available on our website beginning on or about August 20, 2018. Interested parties may access this information through our website at http://ir.corecivic.com/ under “Events & Presentations” of the Investors section.

Webcast and Replay Information

We will host a webcast conference call at 10:00 a.m. Central Time (11:00 a.m. Eastern Time) on Thursday, August 9, 2018, to discuss our second quarter 2018 financial results and updated full year 2018 outlook. Interested parties may access this information through our website at http://ir.corecivic.com/ under “Events & Presentations” of the Investors page. The conference call will be archived on our website following the completion of the call. In addition, there will be a telephonic replay available beginning at 1:00 p.m. Central Time (2:00 p.m. Eastern Time) on August 9, 2018, through 1:00 p.m. Central Time (2:00 p.m. Eastern time) on August 17, 2018. To access the telephonic replay, dial 888-203-1112 in the U.S. and Canada. International callers may dial +1 719-457-0820 and enter passcode 8313811.

Second Quarter 2018 Financial Results

About CoreCivic

The Company is a diversified government solutions company with the scale and experience needed to solve tough government challenges in flexible cost-effective ways. We provide a broad range of solutions to government partners that serve the public good through corrections and detention management, a growing network of residential reentry centers to help address America’s recidivism crisis, and government real estate solutions. We are a publicly traded real estate investment trust (REIT) and the nation’s largest owner of partnership correctional, detention and residential reentry facilities. We also believe we are the largest private owner of real estate used by government agencies. The Company has been a flexible and dependable partner for government for more than 30 years. Our employees are driven by a deep sense of service, high standards of professionalism and a responsibility to help government better the public good. Learn more at http://www.corecivic.com/.

Forward-Looking Statements

This press release contains statements as to our beliefs and expectations of the outcome of future events that are “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. These include, but are not limited to, the risks and uncertainties associated with: (i) general economic and market conditions, including, but not limited to, the impact governmental budgets can have on our contract renewals and renegotiations, per diem rates, and occupancy; (ii) fluctuations in our operating results because of, among other things, changes in occupancy levels, competition, contract renegotiations or terminations, increases in costs of operations, fluctuations in interest rates and risks of operations; (iii) our ability to obtain and maintain correctional, detention, and residential reentry facility management contracts because of reasons including, but not limited to, sufficient governmental appropriations, contract compliance, negative publicity, and effects of inmate disturbances; (iv) changes in the privatization of the corrections and detention industry, the public acceptance of our services, the timing of the opening of new facilities and the commencement of new management contracts, as well as our ability to utilize current available beds; (v) changes in government policy regarding the utilization of the private sector for corrections, detention, and residential reentry capacity and our services; (vi) changes in government policy and in legislation and regulation of corrections and detention contractors that affect our business, including but not limited to, the continued utilization of the STFRC by ICE under terms of the current contract, and the impact of any changes to immigration reform and sentencing laws (Our company does not, under longstanding policy, lobby for or against policies or legislation that would determine the basis for, or duration of, an individual’s incarceration or detention.); (vii) our ability to successfully identify and consummate future acquisitions and our ability to successfully integrate the operations of completed acquisitions and realize projected returns resulting therefrom; (viii) increases in costs to develop or expand correctional, detention, and residential reentry facilities that exceed original estimates, or the inability to complete such projects on schedule as a result of various factors, many of which are beyond our control, such as weather, labor conditions, cost inflation, and material

Second Quarter 2018 Financial Results

shortages, resulting in increased construction costs; (ix) our ability to meet and maintain qualification for taxation as a REIT; and (x) the availability of debt and equity financing on terms that are favorable to us, or at all. Other factors that could cause operating and financial results to differ are described in the filings we make from time to time with the Securities and Exchange Commission.

CoreCivic takes no responsibility for updating the information contained in this press release following the date hereof to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events or for any changes or modifications made to this press release or the information contained herein by any third-parties, including, but not limited to, any wire or internet services.

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Second Quarter 2018 Financial Results

CORECIVIC, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(UNAUDITED AND AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

ASSETS	June 30, 2018	December 31, 2017
Cash and cash equivalents	$71,368	$52,183
Restricted cash	5,163	—
Accounts receivable, net of allowance of $846 and $782, respectively	217,857	254,188
Prepaid expenses and other current assets	32,401	21,119
Assets held for sale	12,600	—

Total current assets	339,389	327,490
Property and equipment, net of accumulated depreciation of $1,538,351 and $1,475,951, respectively	2,802,146	2,802,449
Goodwill	43,996	40,927
Non-current deferred tax assets	11,531	12,814
Other assets	95,715	88,718

Total assets	$3,292,777	$3,272,398

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$277,928	$277,804
Income taxes payable	200	3,034
Current portion of long-term debt	6,193	10,000

Total current liabilities	284,321	290,838
Long-term debt, net	1,487,781	1,437,187
Deferred revenue	32,918	39,735
Other liabilities	59,839	53,030

Total liabilities	1,864,859	1,820,790

Commitments and contingencies
Preferred stock—$0.01 par value; 50,000 shares authorized; none issued and outstanding at June 30, 2018 and December 31, 2017, respectively	—	—
Common stock—$0.01 par value; 300,000 shares authorized; 118,548 and 118,204 shares issued and outstanding at June 30, 2018 and December 31, 2017, respectively	1,185	1,182
Additional paid-in capital	1,799,632	1,794,713
Accumulated deficit	(372,899)	(344,287)

Total stockholders’ equity	1,427,918	1,451,608

Total liabilities and stockholders’ equity	$3,292,777	$3,272,398

Second Quarter 2018 Financial Results

CORECIVIC, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED AND AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2018	2017	2018	2017
REVENUES:
Safety	413,208	408,781	817,706	827,464
Community	24,718	17,579	49,518	34,633
Properties	12,001	10,016	23,616	19,888
Other	2	17	5	92

	449,929	436,393	890,845	882,077

EXPENSES:
Operating
Safety	298,469	292,791	594,972	593,500
Community	18,757	11,979	38,124	23,994
Properties	3,172	2,983	6,286	5,406
Other	141	144	308	300

Total operating expenses	320,539	307,897	639,690	623,200
General and administrative	27,538	26,417	52,509	51,243
Depreciation and amortization	38,560	36,800	76,649	73,057
Asset impairments	1,580	—	1,580	259

	388,217	371,114	770,428	747,759

OPERATING INCOME	61,712	65,279	120,417	134,318

OTHER (INCOME) EXPENSE:
Interest expense, net	19,038	16,622	38,074	33,112
Expenses associated with debt refinancing transactions	1,016	—	1,016	—
Other (income) expense	33	(60)	(10)	(43)

	20,087	16,562	39,080	33,069

INCOME BEFORE INCOME TAXES	41,625	48,717	81,337	101,249
Income tax expense	(2,428)	(3,242)	(4,363)	(5,727)

NET INCOME	$39,197	$45,475	$76,974	$95,522

BASIC EARNINGS PER SHARE	$0.33	$0.38	$0.65	$0.81

DILUTED EARNINGS PER SHARE	$0.33	$0.38	$0.65	$0.81

DIVIDENDS DECLARED PER SHARE	$0.43	$0.42	$0.86	$0.84

Second Quarter 2018 Financial Results

CORECIVIC, INC. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

(UNAUDITED AND AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

CALCULATION OF ADJUSTED NET INCOME AND ADJUSTED DILUTED EPS

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2018	2017	2018	2017
Net income	$39,197	$45,475	$76,974	$95,522
Special items:
Expenses associated with debt refinancing transactions	1,016	—	1,016	—
Expenses associated with mergers and acquisitions	821	301	1,339	431
Asset impairments	1,580	—	1,580	259

Adjusted net income	$42,614	$45,776	$80,909	$96,212

Weighted average common shares outstanding – basic	118,546	118,164	118,501	117,974
Effect of dilutive securities:
Stock options	92	377	96	398
Restricted stock-based awards	10	44	29	51

Weighted average shares and assumed conversions—diluted	118,648	118,585	118,626	118,423

Adjusted Diluted Earnings Per Share	$0.36	$0.39	$0.68	$0.81

CALCULATION OF FUNDS FROM OPERATIONS AND NORMALIZED FUNDS FROM OPERATIONS

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2018	2017	2018	2017
Net income	$39,197	$45,475	$76,974	$95,522
Depreciation and amortization of real estate assets	24,921	23,956	49,329	47,655
Impairment of real estate assets	1,580	—	1,580	—

Funds From Operations	$65,698	$69,431	$127,883	$143,177
Expenses associated with debt refinancing transactions	1,016	—	1,016	—
Expenses associated with mergers and acquisitions	821	301	1,339	431
Asset impairments	—	—	—	259

Normalized Funds From Operations	$67,535	$69,732	$130,238	$143,867

Funds From Operations Per Diluted Share	$0.55	$0.59	$1.08	$1.21

Normalized Funds From Operations Per Diluted Share	$0.57	$0.59	$1.10	$1.21

Second Quarter 2018 Financial Results

CORECIVIC, INC. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

(UNAUDITED AND AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

CALCULATION OF EBITDA AND ADJUSTED EBITDA

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2018	2017	2018	2017
Net income	$39,197	$45,475	$76,974	$95,522
Interest expense	19,455	16,949	38,730	33,651
Depreciation and amortization	38,560	36,800	76,649	73,057
Income tax expense	2,428	3,242	4,363	5,727

EBITDA	$99,640	$102,466	$196,716	$207,957
Expenses associated with debt refinancing transactions	1,016	—	1,016	—
Expenses associated with mergers and acquisitions	821	301	1,339	431
Depreciation expense associated with STFRC lease	(4,102)	(4,102)	(8,159)	(8,159)
Interest expense associated with STFRC lease	(1,424)	(1,631)	(2,906)	(3,305)
Asset impairments	1,580	—	1,580	259

Adjusted EBITDA	$97,531	$97,034	$189,586	$197,183

Second Quarter 2018 Financial Results

CORECIVIC, INC. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

(UNAUDITED AND AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

CALCULATION OF ADJUSTED NET INCOME, NORMALIZED FUNDS FROM OPERATIONS & ADJUSTED EBITDA GUIDANCE

	For the Quarter Ending September 30, 2018		For the Year Ending December 31, 2018
	Low End of Guidance	High End of Guidance	Low End of Guidance	High End of Guidance
Net income	$43,750	$45,750	$170,200	$174,700
Expenses associated with debt refinancing transactions	—	—	1,000	1,000
Expenses associated with mergers and acquisitions	250	250	1,800	1,800
Asset impairments	—	—	1,500	1,500

Adjusted net income	$44,000	$46,000	$174,500	$179,000

Net income	$43,750	$45,750	$170,200	$174,700
Depreciation and amortization of real estate assets	24,000	24,000	98,000	98,000

Funds From Operations	$67,750	$69,750	$268,200	$272,700
Expenses associated with debt refinancing transactions	—	—	1,000	1,000
Expenses associated with mergers and acquisitions	250	250	1,800	1,800
Asset impairments	—	—	1,500	1,500

Normalized Funds From Operations	$68,000	$70,000	$272,500	$277,000

Diluted EPS	$0.37	$0.39	$1.43	$1.47

Adjusted EPS per diluted share	$0.37	$0.39	$1.47	$1.51

FFO per diluted share	$0.57	$0.59	$2.26	$2.30

Normalized FFO per diluted share	$0.57	$0.59	$2.29	$2.33

Net income	$43,750	$45,750	$170,200	$174,700
Interest expense	19,500	19,500	77,500	77,500
Depreciation and amortization	38,500	38,500	153,000	153,000
Income tax expense	2,000	2,000	9,000	8,500

EBITDA	$103,750	$105,750	$409,700	$413,700
Expenses associated with debt refinancing transactions	—	—	1,000	1,000
Expenses associated with mergers and acquisitions	250	250	1,800	1,800
Depreciation expense associated with STFRC lease	(4,200)	(4,200)	(16,500)	(16,500)
Interest expense associated with STFRC lease	(1,400)	(1,400)	(5,500)	(5,500)
Asset impairments	—	—	1,500	1,500

Adjusted EBITDA	$98,400	$100,400	$392,000	$396,000

Second Quarter 2018 Financial Results

NOTE TO SUPPLEMENTAL FINANCIAL INFORMATION

Adjusted Net Income, EBITDA, Adjusted EBITDA, FFO, and Normalized FFO, and, where appropriate, their corresponding per share metrics are non-GAAP financial measures. CoreCivic believes that these measures are important operating measures that supplement discussion and analysis of the Company’s results of operations and are used to review and assess operating performance of the Company and its facilities and their management teams. CoreCivic believes that it is useful to provide investors, lenders and security analysts disclosures of its results of operations on the same basis that is used by management. FFO, in particular, is a widely accepted non-GAAP supplemental measure of REIT performance, grounded in the standards for FFO established by the National Association of Real Estate Investment Trusts (NAREIT).

NAREIT defines FFO as net income computed in accordance with generally accepted accounting principles, excluding gains (or losses) from sales of property and extraordinary items, plus depreciation and amortization of real estate and impairment of depreciable real estate. EBITDA, Adjusted EBITDA, and Normalized FFO are useful as supplemental measures of performance of the Company’s facilities because such measures do not take into account depreciation and amortization, or with respect to EBITDA, the impact of the Company’s tax provisions and financing strategies. Because the historical cost accounting convention used for real estate assets requires depreciation (except on land), this accounting presentation assumes that the value of real estate assets diminishes at a level rate over time. Because of the unique structure, design and use of the Company’s properties, management believes that assessing performance of the Company’s properties without the impact of depreciation or amortization is useful. However, a portion of the rental payments for the STFRC is classified as depreciation and interest expense for financial reporting purposes. Adjusted EBITDA includes such depreciation and interest expense in order to more properly reflect the cash flows associated with this lease. CoreCivic may make adjustments to FFO from time to time for certain other income and expenses that it considers non-recurring, infrequent or unusual, even though such items may require cash settlement, because such items do not reflect a necessary component of the ongoing operations of the Company. Normalized FFO excludes the effects of such items. CoreCivic calculates Adjusted Net Income by adding to GAAP Net Income expenses associated with the Company’s debt refinancing, mergers and acquisitions (M&A) activity, restructuring charges, and certain impairments and other charges that the Company believes are unusual or non-recurring to provide an alternative measure of comparing operating performance for the periods presented. Even though expenses associated with mergers and acquisitions may be recurring, the magnitude and timing fluctuate based on the timing and scope of M&A activity, and therefore, such expenses, which are not a necessary component of the ongoing operations of the Company, may not be comparable from period to period.

Other companies may calculate Adjusted Net Income, EBITDA, Adjusted EBITDA, FFO, and Normalized FFO differently than the Company does, or adjust for other items, and therefore comparability may be limited. Adjusted Net Income, EBITDA, Adjusted EBITDA, FFO, and Normalized FFO and their corresponding per share measures are not measures of performance under GAAP, and should not be considered as an alternative to cash flows from operating activities, a measure of liquidity or an alternative to net income as indicators of the Company’s operating performance or any other measure of performance derived in accordance with GAAP. This data should be read in conjunction with the Company’s consolidated financial statements and related notes included in its filings with the Securities and Exchange Commission.

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